SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

MGC DIAGNOSTICS CORPORATION.

(Name of Subject Company)

MGC DIAGNOSTICS CORPORATION.

(Name of Person(s) Filing Statement)

Common Stock
(Title of Class of Securities)

552768103

(CUSIP Number of Class of Securities)

Todd Austin
Chief Executive Officer
MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599

651-484-4874

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person(s) filing statement)

With a Copy to:

Thomas G. Lovett, IV, Esq.

Jonathan Levy, Esq.

Lindquist & Vennum.LLP.
2000 IDS Center

80 South 8th Street
Minneapolis, MN 55402
(612) 371-3211

X	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

99.1 Press release of MGC Diagnostics Corporation dated November 27, 2017

99.2 MGC Diagnostics Corporation Employee Question & Answer Information Summary (November 27, 2017)